SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Hardinge Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      or Item 22(a)(2) of Schedule 14A.

  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).

  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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  (4) Proposed maximum aggregate value of transaction:

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  (5) Total fee paid:

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  [ ] Fee paid previously with preliminary materials.

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  [ ] Check box if any part of the fee is offset as provided by Exchange Act
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
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

[HARDINGE LOGO]

                                  HARDINGE INC.


                CORPORATE HEADQUARTERS AND MANUFACTURING FACILITY
                                   Elmira, NY




                                 ---------------

                Notice of 1997 Annual Meeting and Proxy Statement

                                 ---------------





Dear Stockholder:

   The directors and officers of Hardinge are pleased to invite you to attend the 1997 annual meeting of our stockholders, which will be held at the Company's corporate headquarters, One Hardinge Drive, Elmira, New York, on Tuesday, April 22, 1997, at 9:00 A.M.

   At the meeting, we will (1) elect one Class I director, three Class II directors and three Class III directors and (2) vote on a proposal to ratify the appointment of Ernst & Young LLP as Hardinge's independent public accountants, each as described in the formal notice of the meeting and Proxy Statement appearing on the following pages. We also will report on the progress of Hardinge and comment on matters of current interest. Stockholders will have an opportunity to comment or ask questions.

   Your vote is important. Whether or not you expect to attend the meeting and regardless of the number of shares you own, please be sure to fill in, sign and return the enclosed proxy. A prompt return of your proxy will be appreciated.

                                            Sincerely,


                                            /s/ Robert E. Agan


                                            Robert E. Agan
                                            Chairman of the Board
                                            and Chief Executive Officer



      Corporate Headquarters--One Hardinge Drive, Elmira, NY 14902-1507
                          Telephone: (607) 734-2281

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  HARDINGE INC.


                Corporate Headquarters and Manufacturing Facility
                                   Elmira, NY

                                  -------------

                             To the Stockholders of
                                  Hardinge Inc.

                                  -------------



   NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of the Stockholders of HARDINGE INC. will be held at the Company's corporate headquarters, One Hardinge Drive, Elmira, New York, on Tuesday, April 22, 1997, at 9:00 A.M., for the following purposes:

        (1) To elect to the Board of Directors one Class I director, three Class II directors and three Class III directors;

        (2) To consider ratification of the appointment of Ernst & Young LLP as Hardinge's independent public accountants for the fiscal year ending December 31, 1997; and

        (3) To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

    The close of business on February 21, 1997 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting.

                                         By Order of the Board of Directors,



                                                  J. PHILIP HUNTER,
                                                      Secretary

Dated: March 11, 1997
       Elmira, New York

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  HARDINGE INC.

                Corporate Headquarters and Manufacturing Facility
                                   Elmira, NY

                                   ----------

                                 PROXY STATEMENT

                                   ----------


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "Annual Meeting") of Hardinge Inc. (the "Company") to be held on Tuesday, April 22, 1997, at 9:00 A.M., at the Company's corporate headquarters, One Hardinge Drive, Elmira, New York. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders are being mailed to stockholders on or about March 11, 1997. A stockholder granting a proxy has the right to revoke it by filing with the Secretary of the Company prior to the time such proxy is voted a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Company in writing of such stockholder's intention to revoke such proxy prior to the time such proxy is voted.

   If the enclosed proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. If you wish to give your proxy to someone other than those individuals designated on the enclosed proxy card, all three names appearing on the proxy card must be crossed out and the name of another person or persons inserted. The signed card must be presented at the meeting by the person or persons representing you.

   As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

   Shares allocated to the accounts of participants in the Hardinge Inc. Savings Plan may be voted through separate participant direction cards that have been mailed to participants in the Plan along with this Proxy Statement. If a participant also owns shares outside this plan, the participant must return both the proxy card and the participant direction card. The trustee of this Plan will vote the number of shares allocated to a participant's account or accounts under such plan in accordance with the directions on the participant direction card. Shares for which the trustee receives no instructions will be voted by the trustee in the same proportion as shares for which voting instructions have been received.

   Only stockholders of record at the close of business on February 21, 1997 are entitled to receive notice of and to vote at the Annual Meeting. As of February 21, 1997, there were 6,499,338 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of the votes cast at the meeting, except as otherwise provided in the Certificate or By-laws. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including broker non-votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

                      ACTION TO BE TAKEN UNDER THE PROXY


   It is proposed that at the Annual Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxies granted in the form of the enclosed proxy card in accordance with the judgment of the person or persons acting thereunder; and should any herein-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under such proxies will vote for the election in the stead of such nominee of such other person as the Board of Directors may recommend.



                      NOMINEES FOR ELECTION AS DIRECTORS

   The Company's Board of Directors is divided into three classes. Nominee E. Martin Gibson is a Class I director and if elected at the Annual Meeting will serve a term of one year expiring at the 1998 Annual Meeting or when his successor has been duly elected and qualified. Nominees J. Philip Hunter, J. Allan Krul and Eve L. Menger are Class II directors and if elected at the Annual Meeting will serve a term of two years expiring at the 1999 Annual Meeting or when their respective successors have been duly elected and qualified. Nominees John W. Bennett, James L. Flynn and Douglas A. Greenlee are Class III directors and if elected at the Annual Meeting will serve a term of three years expiring at the 2000 Annual Meeting of Stockholders or when their successors have been duly elected and qualified.

   The following table sets forth with respect to each nominee for director and each director continuing in office such person's length of service as a director, age, principal occupation during the past five years, other positions such person holds with the Company, if any, and any other directorships such person holds in companies with securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMIEES.

                                 Principal Occupations During Past 5 Years;            Length of Service
                                   Other Positions Held with the Company;               as Director and
      Name and Age            Other Directorships of Publicly Traded Companies         Expiration of Term
 -----------------------      -------------------------------------------------        --------------------
Nominee for Class I Director:
E. Martin Gibson .........    Retired December 1994 as Chairman and Chief Executive     Since 1981
  (Age 59)                    Officer, Corning Lab Services, Inc., provider of          Expires 1997
                              clinical laboratory services, formerly a
                              subsidiary of Corning Incorporated, and as a
                              Director, Corning Incorporated. Until December 31,
                              1996 Corning Incorporated was engaged in the
                              specialty materials, communications, healthcare
                              services and consumer products businesses.
                              Currently Director, Novacare, Inc., a provider of
                              healthcare services; Chairman of the Board of
                              Directors, International Technology Corp., a
                              provider of environmental services; Member and
                              Chairman of the Company's Compensation, Incentive
                              Compensation and Nominating Committees.

Nominees for Class II Directors:
J. Philip Hunter .........    Partner, Sayles, Evans, Brayton, Palmer & Tifft, a       Since 1992
  (Age 54)                    law firm; Secretary of the Company; Member of the        Expires 1997
                              Company's Executive, Compensation, Audit and
                              Investment Committees.


                                        2

                                 Principal Occupations During Past 5 Years;            Length of Service
                                   Other Positions Held with the Company;               as Director and
      Name and Age            Other Directorships of Publicly Traded Companies         Expiration of Term
 -----------------------      -------------------------------------------------        --------------------

J. Allan Krul ............    President and Chief Operating Officer since October      Since 1996
  (Age 54)                    22, 1996; prior to said date, Executive Vice President   Expires 1997
                              and Chief Operating Officer of the Company.

Dr. Eve L. Menger.........    Director of Characterization Science and Service,        Since 1995
  (Age 54)                    Corning Incorporated which is currently engaged in       Expires 1997
                              the specialty materials, communications and consumer
                              products businesses; formerly, Vice Provost for
                              University-Industry Relations and Professor of
                              Chemistry, University of Virginia; Member of the
                              Company's Audit and Investment Committees.

Nominees for Class III Directors:
John W. Bennett............   Chairman of the Board and Chief Executive Officer and    Since 1993
  (Age 63)                    Director, Chemung Financial Corporation, a bank          Expires 1997
                              holding company and its wholly-owned subsidiary,
                              Chemung Canal Trust Company; Member of the Company's
                              Executive, Audit and Nominating Committees.

James L. Flynn.............   Retired since March 1994. Prior to that date,            Since 1984
  (Age 62)                    Senior Vice President--Investment Services, Corning      Expires 1997
                              Incorporated; Member and Chairman of the Company's
                              Executive and Investment Committees; Member of the
                              Company's Audit and Nominating Committees.

Douglas A. Greenlee .......   Vice President of the Company since 1993; Secretary      Since 1979
  (Age 49)                    of the Company in 1992; Member of the Company's          Expires 1997
                              Investment Committee.

Continuing in Service
Class I Directors:
Robert E. Agan.............   Chairman of the Board and Chief Executive Officer of     Since 1980
  (Age 58)                    the Company since October 22, 1996; prior to said        Expires 1998
                              date, Chairman of the Board, President and Chief
                              Executive Officer of the Company; Director, Chemung
                              Financial Corporation; Member of the Company's
                              Executive and Nominating Committees.

Richard J. Cole............   Vice President, Meritus Consulting Services, LLC, a      Since 1991
  (Age 65)                    management consulting firm; formerly, Division Vice      Expires 1998
                              President, IBM Corporation, a manufacturer of
                              information equipment; Member and Chairman of the
                              Company's Audit Committee; Member of the Company's
                              Executive, Compensation, Incentive Compensation and
                              Investment Committees.


          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors is seeking stockholder ratification of the appointment of Ernst & Young LLP as its independent auditors for 1997.

   The Audit Committee of the Board of Directors has reviewed and evaluated all criteria it considered relevant in assessing the performance of Ernst & Young LLP, such as the quality of its audit work, its knowledge of the industry and the Company's affairs, the availability of its professional advice on a timely basis and the reasonableness of its fees. Based upon such review and evaluation, the engagement of Ernst & Young LLP as independent auditors has been approved by the Board of Directors upon the recommendation of the Audit Committee. If stockholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent auditors will be reconsidered by the Audit Committee and the Board of Directors. Even if the appointment is ratified, the Audit Committee in its discretion may nevertheless recommend to the Board of Directors another firm of independent auditors at any time during the year if the Audit Committee determines such a change would be in the best interests of the stockholders and the Company.

   Ernst & Young LLP has audited the Company's financial statements annually since 1984. A representative of Ernst & Young LLP is expected to attend the Annual Meeting, and will have the opportunity to make a statement if such representative desires to do so and will be able to respond to appropriate questions from stockholders.

Vote Required

   The affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the appointment of Ernst & Young LLP.


    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION
                   OF THE APPOINTMENT OF ERNST & YOUNG LLP.

               Security Ownership of Certain Beneficial Owners

   The only persons who, to the knowledge of the management of the Company, owned beneficially on February 21, 1997 more than 5% of the Common Stock of the Company are set forth below. Unless otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares listed.


        Name and Address                   Shares Owned and              % of
       of Beneficial Owner          Nature of Beneficial Ownership      Class
       -------------------          ------------------------------      ------
Robert E. Agan .................                370,874(1)                5.71%
  309 Holley Road
  Elmira, NY 14905

Chemung Canal Trust Company ....                790,429(2)               12.16%
  1 Chemung Canal Plaza
  Elmira, NY 14902

Hardinge Inc. Savings Plan .....                430,347(3)                6.62%
  c/o Chemung Canal Trust Company, Trustee
  1 Chemung Canal Plaza
  Elmira, NY 14902

Douglas A. Greenlee ............                349,781(4)                5.38%
  205 Kennedy Drive
  Horseheads, NY 14845

------------
(1) Sole beneficial owner of 188,768 shares of Common Stock and sole trustee of trusts for the benefit of his children holding 16,182 shares of Common Stock with sole voting and dispositive powers; shares as co-trustee of a trust under the Company's Pension Plan voting and dispositive powers with respect to 165,924 shares.

(2) Chemung Canal Trust Company ("CCTC") held 790,429 shares in various fiduciary capacities. CCTC holds 660,412 shares of Common Stock for various parties in personal trusts, agency and custodial accounts, pension accounts, estates and guardianships, with respect to which shares CCTC has sole voting power as to 530,585 shares, shared voting power with respect to 129,827 shares, sole investment power with respect to 403,852 shares and shared investment power with respect to 129,827 shares. Said beneficial ownership also includes 130,017 shares held by CCTC as trustee of the Company's Savings Plan as to which CCTC shares voting and dispositive powers, but does not include 300,330 additional shares held as trustee of said Plan. (See footnote 3 below.)

(3) Includes all shares of Common Stock held by Chemung Canal Trust Company as the Trustee of the Hardinge Inc. Savings Plan. The participants in said Plan may instruct the Trustee as to the voting of 300,330 of such shares. If no instructions are received, the Trustee votes the shares in the same proportion as it votes all of the shares for which instructions are received. The power to dispose of said shares is restricted by the provisions of the Plan. With respect to 130,017 shares held by Chemung Canal Trust Company as trustee of said Savings Plan, the trustee has the power to vote and dispose of said shares, except that it is required in the event of a tender offer or of any corporate action requiring a greater than majority vote of stockholders to act in accordance with instructions received from Plan participants.

(4) Sole beneficial owner of 36,073 shares of Common Stock, shares with two others, as co-trustee of a trust for the benefit of himself and seven others, voting and dispositive powers as to 271,966 shares of Common Stock, and 41,742 shares are held with two others as attorneys-in-fact for another. Not included are 200,871 shares of Common Stock held in trust by Chemung Canal Trust Company (see footnote 2 above) as trustee for the benefit of himself and seven others, nor 12,000 shares of Common Stock held in trust by Chemung Canal Trust Company under which trust Mr. Greenlee is a contingent remainderman.

                       Security Ownership of Management

   Set forth below is the number of shares of Common Stock of the Company beneficially owned on February 21, 1997 by the directors and nominees for directors, by the Executive Officers listed in the Summary Compensation Table and by all directors and Executive Officers of the Company as a group. Unless otherwise indicated, each of the persons named below, and directors and officers as a group, has sole voting and investment power with respect to the shares listed.


             Name of                  Shares Owned and Nature of         % of
         Beneficial Owner             Beneficial Owner Ownership(1)     Class
         ----------------             -----------------------------     -----

Robert E. Agan .....................              370,874(2)             5.71%
John W. Bennett ...................                 3,519                 *
Richard J. Cole ...................                 3,469                 *
J. Patrick Ervin ..................                28,179                 *
James L. Flynn ....................                 6,908                 *
E. Martin Gibson ..................                10,557                 *
Malcolm L. Gibson .................               227,598(3)             3.50%
Douglas A. Greenlee ...............               349,781(4)             5.38%
J. Philip Hunter ..................                 4,682                 *
J. Allan Krul .....................                98,506                1.52%
Dr. Eve L. Menger .................                 2,221                 *
All Executive Officers and Directors as a
  Group (16 persons including the above)        1,109,114(5)            17.07%

*Less than one percent of the Company's outstanding shares of Common Stock.


------------
(1) Includes shares which may be purchased pursuant to stock options held by directors that were exercisable within 60 days as of February 21, 1997. Messrs. Bennett, Cole, Flynn, E.M. Gibson and Hunter and Dr. Menger held 500, 500, 2,355, 4,575, 500 and 500, respectively, of such options to purchase shares of Common Stock. Also includes all shares held by the Trustee of the Hardinge Inc. Savings Plan allocated to members of the group who have sole voting power with respect to said shares. The Trustee holds for the benefit of Messrs. Agan, Ervin, M.L. Gibson, Greenlee and Krul and all Executive Officers as a group 7,912, 410, 1,819, 958, 4,517 and 17,190 shares, respectively. Also includes shares subject to forfeiture and restrictions on transfer granted pursuant to the Company's 1993 and 1996 Incentive Stock Plans.

(2) Sole beneficial owner of 188,768 shares of Common Stock and sole trustee of trusts for the benefit of his children holding 16,182 shares of Common Stock with sole voting and dispositive powers; shares as co-trustee of a trust under the Company's Pension Plan voting and dispositive powers with respect to 165,924 shares. See "Security Ownership of Certain Beneficial Owners" above.

(3) Sole beneficial owner of 61,674 shares of Common Stock and shares as trustee with Robert E. Agan (see footnote 2 above) voting and dispositive powers as to 165,924 shares of Common Stock as trustees under the Company's Pension Plan.

(4) Sole beneficial owner of 36,073 shares of Common Stock, shares with two others, as co-trustee of a trust for the benefit of himself and seven others, voting and dispositive powers as to 271,966 shares of Common Stock, and 41,742 shares are held with two others as attorneys-in-fact for another. Not included are 200,871 shares of Common Stock held in trust by Chemung Canal Trust Company as trustee for the benefit of himself and seven others, nor 12,000 shares of Common Stock held in trust by Chemung Canal Trust Company under which trust Mr. Greenlee is a contingent remainderman. See "Security Ownership of Certain Beneficial Owners" above.

(5) Includes 165,924 shares of Common Stock owned by the Company's Pension Plan as to which Messrs. Agan and M.L. Gibson share, as trustees, voting and dispositive powers.

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Certain officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and its representatives and certain representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis, except initial filings by Joseph T. Colvin, J. Patrick Ervin and Daniel Soroka who inadvertently filed late because they did not receive timely information about their Section 16 responsibilities upon being elected Vice Presidents of the Company on October 22, 1996.

                      COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committees on Executive Compensation:

   The Company's annual compensation policies applicable to executive officers are administered by the Compensation Committee (the "Committee") of the Board of Directors, all of which Committee members are non- employee directors. The compensation policies are designed to attract, motivate and retain qualified individuals required to manage the Company to meet its short- and long-term objectives and thereby increase stockholder value. Significant emphasis is also placed on encouraging executive officers to build their holdings of the Company's stock to align their goals with those of the stockholders. The Company's program on executive compensation consists of three primary components--base salary, annual incentive bonuses and long-term incentives under incentive stock plans. The Committee recommends to the Board of Directors the salaries and incentive bonuses of executive officers and the Incentive Compensation Committee administers the incentive stock plans. The Committees consider total individual performance and the overall financial and other significant conditions of the Company in making their compensation recommendations. Each of the three components of executive compensation is reviewed for competitiveness and reasonableness in relation to a group of companies the Committee deems comparable.

Base Salary:

   In October 1995, the Committee determined the 1996 base salaries set forth in this proxy statement. At that time the Committee considered the financial performance of the Company as a whole and the contribution of each of the executive officers. The Committee reviewed salaries recommended by Mr. Robert
E. Agan for executive officers other than himself, together with a survey of executive salaries for other domestic machine tool manufacturers. Mr. Agan's salary and other compensation were determined out of his presence. Consistent with the Committee's emphasis on incentive-based compensation, modest percentage increases in base salaries were granted.

Incentive Bonuses:

   The Committee administers the Company's incentive cash bonus program which provides flexibility to the Committee from year to year to meet the ever-changing business environment, provides competitive profit-focused cash incentives for the corporate officers and allows the Chief Executive Officer to establish specific individual objectives for all officers other than himself, the achievement of which is rewarded by year-end cash bonuses if the Company is sufficiently profitable. The Committee's determination of 1996 cash bonuses was subjective and not subject to specific criteria. Factors in determining cash bonuses included a 22% sales increase, an increase of 16.5% in net profit, the very successful integration of Kellenberger AG and a significant increase in sales and productivity at Kellenberger, maintaining reliability and quality throughout the Company, continued emphasis on total quality management and pursuit of acquisitions to increase the longer-term strength of the Company and introduction of high quality and updated product with continued customer satisfaction.

   During 1996 the Compensation Committee had not yet developed a policy in order to qualify any compensation to the five highest-paid executive officers in excess of $1 Million per year for federal tax deductibility pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee intends to balance the interests of the Company in maintaining flexible incentive plans and the manner and extent to which the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest-paid executive officers exceeds $1 Million per year.


         E. Martin Gibson, Chairman      J. Philip Hunter
         Richard J. Cole

Report of the Incentive Compensation Committee:

   Under the 1993 Incentive Stock Plan (the "Plan") shares of Common Stock had been set aside for grants to key employees of restricted stock and performance share awards. Under the Plan, restricted stock grants were selected by the Committee for award to key executives with a view to increasing executive ownership of Company stock to encourage their focus on long-term corporate results and to link a substantial portion of executive pay and financial incentive to increases in stockholder value. Individual grant awards are based upon an executive's responsibilities and role in increasing stockholder value and the Committee's evaluation of individual performance based upon qualitative and quantitative measurements. No consideration is given to the number of shares currently directly or indirectly owned. Restrictions on shares awarded lapse upon passage of time as established by the Committee on the date of the award, if said shares are not earlier forfeited. Under this Plan for the year 1996, Messrs. Agan, Krul, Gibson, Greenlee and Ervin were awarded 37,000, 19,000, 11,000, 6,000 and 2,600, respectively, restricted shares of Common Stock subject to forfeiture and restrictions on transfer. Total unconditional vesting will occur only upon the completion of from three (3) to eight (8) years of continuous service (as specified at the time of grant) or, if earlier, upon death, retirement after age 60, retirement prior to age 60 for reasons of total and permanent disability or retirement for other medical or health reasons which render an employee unable to perform his duties and responsibilities or termination in other limited circumstances. Partial vesting will occur if the employee is terminated during a period from one (1) to eight (8) years (as specified at the time of grant) for reasons other than gross deviation from duties and responsibilities. The Plan provides that the possibility of forfeiture shall lapse in its entirety and the Company shall deliver to the employee or his personal representative, free of any restrictions, certificates representing the shares of Restricted Stock in the event of a termination of the employee's employment with the Company or a subsidiary within four years following a change of control as defined in the agreements entered into pursuant to the Plan.

   Under the 1996 Incentive Stock Plan (the "1996 Plan") adopted by stockholders at the 1996 Annual Meeting, shares of Common Stock have been set aside for grants to key employees of stock options, restricted stock and performance share awards. Under the Plan during 1996, the Committee awarded a total of 24,000 restricted shares to six corporate Vice Presidents including 4,000 shares to each of Messrs. Greenlee and Ervin. Said restricted shares granted to Messrs. Greenlee and Ervin contained restrictions similar to the restrictions described above with respect to the 1993 Incentive Stock Plan.

          E. Martin Gibson, Chairman       Richard J. Cole

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. Gibson, Cole and Hunter served as members of the Compensation Committee during 1996. Mr. Hunter is the Secretary of the Company and Mr. Hunter and Mr. Agan's son, Steven E. Agan, are partners with the law firm of Sayles, Evans, Brayton, Palmer & Tifft ("Sayles & Evans"). Sayles & Evans has acted as regular outside legal counsel to the Company since 1956 and the Company expects to continue to use such services in 1997. During 1996 the Company paid Sayles & Evans $322,165 for legal services.

Executive Compensation:

   The following table sets forth information with respect to compensation paid by the Company for periods during the last three years to the Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

                           Summary Compensation Table

                                           Annual Compensation(1)
                                    ----------------------------------
                                                                         Long-Term
                                                         Bonus          Compensation
                                               ----------------------- ----------------
          Name and                                                     Restricted Stock    All Other
     Principal Position        Year    Salary      Cash       Stock        Awards(2)     Compensation(3)
     ------------------        ----    ------      ----       -----        ---------     ---------------
Robert E. Agan ............... 1996   $255,000   $300,000    $  -0-         $955,250         $4,435
 Chairman of the Board         1995    238,000    260,000     280,000        290,000          3,187
 and Chief Executive Officer   1994    225,000    150,000       -0-          375,000            591

J. Allan Krul ................ 1996    168,000    175,000       -0-          490,250          2,160
 President and Chief           1995    156,000    150,000     150,000        145,000            989
 Operating Officer             1994    142,000     85,000       -0-          200,000            419

Malcolm L. Gibson  ........... 1996    132,000     85,000       -0-          277,750            932
 Executive Vice President      1995    125,000     75,000     100,000        145,000          1,299
 and Chief Financial           1994    117,000     42,000       -0-            -0-              571
 Officer

Douglas A. Greenlee .......... 1996    114,000     60,000       -0-          258,500          1,739
 Vice President--              1995    109,000     55,000      75,000         87,000            855
 Business Development          1994    104,000     36,000       -0-            -0-              306

J. Patrick Ervin ............. 1996    112,000     60,000       -0-          172,650          1,712
 Vice President--              1995     94,000     57,000      25,000         72,500          1,519
 Sales and Marketing           1994     85,000     36,000       -0-            -0-              524


-------------
(1) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds for "other annual compensation" established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

(2) As of December 31, 1996, Messrs. Agan, Krul, Gibson, Greenlee and Ervin held 78,000, 71,400, 40,250, 32,400 and 26,700, respectively, restricted shares of Common Stock having an aggregate value on that date of $2,076,750, $1,901,025, $1,071,656, $862,650, and $710,887, respectively, based upon the closing price of the Company's Common Stock on December 31, 1996. The restrictions on these shares lapse on a scheduled time basis, or earlier, upon death and other conditions as provided in restricted stock agreements with said persons. The officers are entitled to vote said shares and to receive any and all dividends paid on the stock.

(3) Represents Company contributions to the Hardinge Inc. Savings Plan for each named executive officer and for Mr. Agan for the year 1996, $1,982 reimbursement for taxes paid by Mr. Agan with respect to certain perquisites provided to him.

Performance Graph:

   The graph below compares the five-year cumulative total return for Hardinge Inc. Common Stock with the comparable returns for the Nasdaq National Market Composite Index and two groups of peer issuers selected on an industry basis. Cumulative total return represents the change in stock price and the amount of dividends received during the indicated period, assuming reinvestment of dividends. The graph assumes an investment of $100 on December 31, 1991. The stock performance shown in the graph is included in response to SEC requirements and is not intended to forecast or to be indicative of future performance.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS
        Hardinge Inc. Nasdaq Composite, Old Peer Group,New Peer Group
             (Performance Results from 12/31/91 through 12/31/96)

                            [FIGURES FOR LINE CHART]

                      1991    1992   1993   1994   1995   1996

Hardinge Inc.(1)      $100    116     128    157    293    309
NASDAQ - Composite     100    116     134    131    185    227
Old Peer Group(2)      100    157     164    125    150    161
New Peer Group(2)      100    147     158    131    160    133



-------------
(1) Prior to the Company's May, 1995 public offering and listing on NASDAQ, Hardinge's Common Stock was traded in a local, over-the-counter market in small amounts and on an irregular basis. The Company was aware that transfers took place, but often was without knowledge of whether the transfer was a sale, was without consideration or was for re-registration. Valuation of the Common Stock was made from time to time for tax and other purposes and some of said valuations were known to the Company. For example, the Common Stock was valued quarterly by Crestar Securities Corporation ("Crestar") retained by the Company during 1992-1994 for purposes of Employee Stock Ownership Plan administration. The Company had itself, based on its knowledge of all of the foregoing, valued its Common Stock for internal purposes. Also, First Albany Corporation had supplied the Company with quarterly data of actual trades known to it. The historic Company price data used to create the graph above for comparison to outside indices was based on said Crestar appraisals which were higher than said trading data received from First Albany Corporation. Because the Company was not quoted on the Nasdaq National Market or any securities exchange during the years 1992-1994, the usefulness of the comparison of the performance of the Common Stock of the Company to these indices for said years should be carefully considered.

(2) The "Old Peer Group" is that used in the Company's proxy statement last year and consists of the following issuers: Boston Digital Corporation, Bridgeport Machines, Inc., Crystallume Inc., Electronic Designs, Inc., Giddings & Lewis, Inc., Greenfield Industries, Inc., Hurco Companies Inc., International Systems & Technologies Inc., Lincoln Electric Co., MET Coil Systems Corp., Newcor, Inc., Plasma Therm Corp., Productivity Technologies Corp., Schmitt Industries, Inc., Stocker & Yale, Inc., Sudbury Inc., and Thermadyne Holdings Corp. Collectively, this group of issuers has been referred to as "Nasdaq-Metalcutting," an index of companies listed on the Nasdaq National Market with a "metal cutting machine" SIC code obtained from the Center for Research in Security Prices, University of Chicago, Chicago, Illinois. The "New Peer Group" includes Boston Digital Corporation, Bridgeport Machines, Inc., Cincinnati Millicron, Inc., Giddings & Lewis, Inc., Gleason Corporation, Hurco Companies Inc., and Monarch Machine Tool Company. The Company is including the new peer group in the performance graph in order to compare the Company's performance relative to that of seven domestic publicly-held companies chosen for their presence in the machine tool industry. The returns of each company in the peer groups have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

Pension Plan:

   The Company maintains a non-contributory defined benefit Pension Plan for all employees. Normal retirement is at age 65; however, retirement before age 65 can be selected under certain conditions. Annual pensions are computed on the basis of adjusted career average compensation, excluding bonuses. The adjusted career average compensation formula is the sum of (a) for service prior to December 1, 1993, 1.25% of the annual compensation rate as of December 1, 1993, times the number of years of service prior to December 1, 1993, plus (b) 1.5% of compensation on or after December 1, 1993. Pension amounts are not subject to reductions for Social Security benefits or offset amounts but are subject to federal law limitations on pensions payable under tax qualified plans.

   The Company also maintains a non-qualified, unfunded benefit plan called the Executive Supplemental Pension Plan ("Supplemental Plan") currently covering Messrs. Agan, Krul and M.L. Gibson. The annual benefits under the Supplemental Plan are determined on the basis of the average of the three highest years base salary of the final five years of employment plus cash bonuses (limited each year to 50% of said year's base salary) times 1.25% for each year of service, except that in the case of Mr. Krul, the percentages are 1.5% of each of his first five years of service, 2.0% of each of the next ten years and 2.2% for each additional year, contingent on Mr. Krul's continued employment with the Company until age 62 terminable by the Company upon the occurrence of certain stated events. A minimum benefit is provided under the Supplemental Plan for all covered executives equal to 1.2 times the benefit earned under the qualified Pension Plan. Benefits under the Supplemental Plan are reduced by benefits payable under the Pension Plan.

   If the Executive Officers remain continuously employed at current compensation levels until retirement at the normal retirement age of 65, the estimated annual pension amounts payable under the Pension and Supplemental Plans for Messrs. Agan, Krul, Gibson, Greenlee and Ervin would be $222,725, $90,088, $97,969, $33,646 and $61,728, respectively. Pensions described are straight-life annuity amounts not reduced by joint and survivorship provisions which are available to all retirees through reductions in pensions otherwise payable.

Employment Agreements:

   The Company has entered into written employment contracts with Messrs. Agan, Krul, Gibson, Greenlee and Ervin (the "officers"). The term of each employment agreement is two years, with automatic, successive one-year extensions unless either party provides the other with 60 days' prior notice of termination. In the case of a change of control (as such term is defined in the employment agreements), the term of each officer's employment agreement will be automatically extended for a period of two years following the date of the change of control. Officers' bonuses shall be determined in accordance with an annual bonus policy.

   If an officer is terminated without cause, or resigns for good reason (as such term is defined in the employment agreements), such officer will be entitled to continued payment of his base salary for the greater of six months or the remainder of the current term with the exception of Messrs. Agan and Krul's agreements, which provide for a minimum of twelve months of base salary in this situation. If an officer is terminated without cause or resigns for good reason (as such term is defined in the employment agreements) on or after a change of control, or resigns for any reason at any time six months or more following a change of control, such officer will be entitled (i) to receive a lump sum cash payment equal to one and one-half times the sum of his base salary in effect immediately prior to his termination or resignation (or as in effect immediately prior to the change of control, if higher) and his average annual bonus for the three years preceding the change of control, and (ii) to participate, at the Company's expense, in the Company's welfare benefit plans for a period of three years following his resignation or termination. Such lump sum cash payments shall be subject to reduction to the extent necessary to prevent any amounts or benefits due from being deemed "excess parachute payments" within the meaning of Section 280G of the Code.

               COMPENSATION OF DIRECTORS AND COMMITTEE MEETINGS

   The Board of Directors held nine regularly scheduled meetings during the year ended December 31, 1996. The Board has standing Executive, Audit, Nominating, Compensation, Incentive Compensation and Investment Committees.

   The Chairman of the Executive Committee is Mr. Flynn. Other members are Messrs. Agan, Bennett, Cole and Hunter. During the interim between regular Board meetings, the Executive Committee possesses and may exercise certain powers of the Board in the management and direction of the Company. The Executive Committee did not meet during the year.

   The Chairman of the Audit Committee is Mr. Cole. Other members are Messrs. Bennett, Flynn and Hunter and Dr. Menger. The functions of the Audit Committee are to recommend engagement of independent accountants, review the arrangement and scope of the audit, review the activities and consider any comments made by the independent auditors with respect to any weaknesses in internal controls and consideration given, or the corrective action taken, by management. During the year, there was one Audit Committee meeting.

   The Chairman of the Nominating Committee is Mr. Gibson. Other members are Messrs. Agan, Bennett and Flynn. The Committee selects and recommends to the Board nominees for election to the Board and also selects and recommends to the Board nominees for election as officers of the Company. The Committee will consider written recommendations by stockholders for election to the Board, if such recommendations are received by the Chairman of the Nominating Committee or to the Chairman of the Board of Directors, at its main office, One Hardinge Drive, Elmira, NY 14902. The Committee held three meetings during 1996.

   The Chairman of the Compensation and Incentive Compensation Committees is Mr. Gibson. Other members of the Compensation Committee include Messrs. Cole and Hunter and the Incentive Compensation Committee has one other member in addition to Mr. Gibson, Mr. Cole. The Compensation Committee reviews and recommends to the Board bonuses paid to employees, and salaries and bonuses of officers. The Incentive Compensation Committee administers the Company's 1996 Incentive Stock Plan and grants stock options and restricted stock awards thereunder. There were two meetings of the Compensation Committee and one meeting of the Incentive Compensation Committee during 1996.

   The Chairman of the Investment Committee is Mr. Flynn. Other members include Messrs. Cole, Greenlee and Hunter and Dr. Menger. The Committee reviews the investments and performance of the Trustee of the Pension and Savings Plans, fixes desirable goals and consults with the Trustee thereon. There were two meetings of the Committee during 1996.

   All members of the Board attended at least 75% of the aggregate number of Board meetings and meetings of committees of which they are members held during 1996, except that Dr. Menger attended 58% of said Board and Committee meetings.

   During 1996, the members of the Board who are not full-time employees of the Company were paid an annual fee of $5,000 and $800 for each Board and Committee meeting attended. In addition, in March each director received 860 shares of Common Stock. There is a Deferred Directors Fee Plan that allows a director at his election to defer receiving up to 100% of his fees payable in cash until the later of separation or age 70.

                             CERTAIN TRANSACTIONS

   The Company in the normal course of business has retained the Chemung Canal Trust Company, of which Mr. Agan is a director and Mr. Bennett is Chairman of the Board/Chief Executive Officer and director, for various banking services and as Trustee of the Company's Pension and Savings Plans. The Company expects to do so during the current year.

   See "Compensation Committee Interlocks and Insider Participation."

                           STOCKHOLDERS' PROPOSALS

   Any stockholder proposal intended to be presented at the 1998 Annual Meeting and included in the Company's Proxy Statement and Proxy relating to that meeting must be received by the Company at One Hardinge Drive, Elmira, NY 14902, Attention: The Secretary, not later than November 11, 1997.

                                OTHER MATTERS

   The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, some of the directors, officers and regular employees of the Company may conduct additional solicitations by telephone and personal interviews without remuneration. The Company may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will reimburse such persons for any reasonable expense.

   The Company has purchased insurance from Federal Insurance Company providing for reimbursement of directors and officers of the Company and its subsidiary companies for costs and expenses incurred by them in actions brought against them in connection with their actions as directors or officers, including actions as fiduciaries under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires on January 27, 1999, costs $112,645 on an annual basis, which will be paid by the Company.

   Financial statements for the Company and its consolidated subsidiaries are included in Hardinge Inc.'s Annual Report to stockholders for the year 1996 which was mailed to the stockholders beginning March 11, 1997.

   A COPY OF HARDINGE INC.'S 1996 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE STOCKHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING HARDINGE. TO OBTAIN A COPY, PLEASE WRITE TO: MALCOLM L. GIBSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, HARDINGE INC., ONE HARDINGE DRIVE, ELMIRA, NY 14902.

                                         By Order of the Board of Directors,



                                                   J. PHILIP HUNTER
                                                      Secretary

Dated: March 11, 1997.

                                 HARDINGE INC.
              Proxy Solicited on Behalf of the Board of Directors
                    of Hardinge Inc. for the Annual Meeting
                                 April 22, 1997

   The undersigned hereby constitutes and appoints Robert E. Agan, James L. Flynn and E. Martin Gibson, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Hardinge Inc. (the "Company") to be held at the Company's corporate headquarters, One Hardinge Drive, Elmira, New York, on Tuesday, April 22, 1997 at 9:00 a.m., local time, and at any adjournments or postponements thereof, with all powers the undersigned would possess, if then and there personally present, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card.

   This proxy when properly executed will be voted in the manner directed herein and will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

      Please mark your
A [X] votes as in
      this example.
                                        WITHHELD           The Board of Directors recommends a vote FOR Proposals 1 and 2.
                    FOR ALL             FROM ALL
                    NOMINEES            NOMINESS      Nominees: Class I
Directors                                                       E. Martin Gibson
recommend a                                                     Class II
vote "For"             [_]                 [_]                  J. Philip Hunter
                                                                J. Allan Krul
1. Proposal for election of one Class I Director,               Dr. Eve L. Menger
   three Class II Directors and three                           Class III
   Class III Directors.                                         John W. Bennett
                                                                James L. Flynn
FOR, except authority to vote WITHHELD from the                 Douglas A. Greenlee
nominee(s) listed below (write name(s) on the line below)

------------------------------------------------

             Directors recommend a vote "For"

          2. Proposal to ratify the appointment   FOR    AGAINST   ABSTAIN
              of Ernst & Young LLP as the
              Company's independent auditors
              for 1997.                           [_]      [_}       [_]



                                                  MARK HERE FOR
                                                 ADDRESS CHANGE
                                               AND NOTE AT LEFT      [_]


          PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY IN THE ENCLOSED ENVELOPE TO: American Stock Transfer & Trust Company,
          40 Wall Street, 46th Floor, New York, New York  10208-0438.

          IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE
          MANNER DESCRIBED ON THE REVERSE SIDE.


Signature _______________________________ Date ____________  _________________________________________ Date ____________
                                                                     SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.